UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2023

XPONENTIAL FITNESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40638	84-4395129
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17877 Von Karman Ave., Suite 100 Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 346-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	XPOF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On January 13, 2023, Xponential Fitness Inc.’s (the “Company’s”) domestic subsidiary borrowed $130.0 million in aggregate principal amount of LIBOR rate incremental term loans (the “2023 Incremental Term Loan”) pursuant to that certain fourth amendment to its existing credit facility entered into on January 9, 2023, as disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 9, 2023 (the “Prior Form 8-K”).

The Company used the net proceeds of the 2023 Incremental Term Loan, together with available cash, to complete, on January 13, 2023, the privately negotiated repurchases of an aggregate of 85,340 shares of its issued and outstanding 6.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 6.50% Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) for an aggregate of approximately $131.0 million, including $0.2 million in accrued and unpaid dividends (the “Repurchase Transactions”). Based on the final allocations of the repurchases among the holders of the Preferred Stock, an aggregate of 114,660 shares of Preferred Stock remain issued and outstanding following the Repurchase Transactions, consisting of 56,572 shares of Series A Preferred Stock and 58,088 shares of Series A-1 Preferred Stock.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPONENTIAL FITNESS, INC.

Date: January 13, 2023	By:	/s/ John Meloun
	Name:	John Meloun
	Title:	Chief Financial Officer

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